                                                                   EXHIBIT 10.25


                                                                        RE 18656


                         OFFER TO PURCHASE REAL ESTATE


TO: GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri Corporation, of St. Louis, Missouri, Hereinafter referred to as SELLER.


      1. The undersigned, INTUIT Inc., a Delaware corporation, hereinafter referred to as BUYER, hereby offers to purchase from SELLER, in its present condition "as is", the property known as Dominion Business Center containing approximately 9.4733 acres located at 110 Juliad Court, Stafford County, Virginia, and the parcels of land upon which such improvements are located, and any personal property associated therewith, said property being legally described as follows:

            SEE EXHIBIT "A"

      2. The purchase price hereby offered for the above property is $1,600,000.00, payable by BUYER to SELLER as follows:

            2.1 $100,000.00 Earnest Money Deposit, to be deposited by BUYER in certified funds or by electronic wire transfer of funds with the Title Company (as defined in section 10 below) promptly upon being furnished with a counterpart of this Offer to Purchase Real Estate that has been fully executed by SELLER. Said Earnest Money Deposit shall be held in accordance with a separate escrow agreement as set forth in Exhibit B;

            2.2 $1,500,000.00 additional cash to be delivered by BUYER to SELLER in certified funds at closing.

      3. Promptly upon its acceptance of the Offer, BUYER shall obtain from a mutually acceptable title insurance company a preliminary title report for an owner's policy of title insurance, to be issued to BUYER upon closing, in the amount of $1,600,000.00, showing insurable title in SELLER to the premises above described, subject only to taxes and special assessments for the current and subsequent years, restrictions, conditions and covenants of record, rights of parties in possession, and easements and mineral reservations, if any, of record. BUYER shall obtain a currently dated survey of the subject property. BUYER, or their attorney,


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shall within 10 days after receiving both the preliminary title report and currently dated survey deliver to SELLER in writing any objections to the title and survey. Should any defect in title or survey objected to by BUYER not be removed within 30 days of such notice thereof, unless the BUYER elects to purchase the property notwithstanding such defect, this contract shall become absolutely null and void.

      4. The deed to BUYER will be a Special Warranty Deed conveying the above-described premises, by way of the proper legal description thereof, subject to the above exceptions. SELLER shall furnish an appropriate Corporate Resolution authorizing the execution of such Special Warranty Deed by the corporate officers executing the same. SELLER agrees to execute such additional documents as may be necessary to effectuate this transaction including a bill of sale, and the assignment of any service contracts or warranties that SELLER is a party to.

      5. At closing of this sale transaction, there shall be appropriately prorated and adjusted between SELLER and BUYER real estate taxes and special assessments for the present year, as well as rentals upon the subject premises.

      6. Upon and only upon the completion of the closing of this sale transaction, SELLER shall pay to Cafferty Commercial Real Estate Services, a real estate sales brokerage commission in the amount of $ Per Separate Agreement. Otherwise, SELLER and BUYER each represent to one another that neither has knowledge of any involvement of any other such broker in connection with this sale and/or purchase.

      7. BUYER is granted a Window Period (Due Diligence Period), commencing on the day of SELLER'S acceptance of this Offer to Purchase and terminating upon the close of business on the business day nearest to the 30th calendar day following the day of SELLER'S said acceptance, during which time SELLER shall reasonably cooperate in making available to BUYER access to the subject premises or to any records or information relative thereto in SELLER'S possession, without limitation access to Environmental Site Assessment and Soils Reports to enable such reasonable inspection, examination, investigation, testing, analysis or appraisal as BUYER may wish to conduct with respect to such premises, and during which time BUYER, in its sole and unrestricted discretion, may elect to terminate and rescind this contract, for any reason whatever, in which event BUYER shall be entitled to a full refund of its Earnest Money Deposit. Provided, however, it is stipulated and understood, in connection with the granting of such Window Period to BUYER, that (i) BUYER shall conduct its


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inspections, examination, investigation, testing, analysis or appraisal of the subject premises in a manner so as not to damage the said premises, or unnecessarily interfere with any business activity on the premises or with any business activity in SELLER'S offices; and (ii) SELLER having acquired the subject premises by way of foreclosure proceedings or conveyance in lieu of foreclosure, makes no warranties or representations of any nature as to title, structural soundness, condition, repair, maintenance, operation, economic viability, defects, drainage situation, subsidence, support, compliance with public laws or private restrictive covenants, toxic or radioactive materials or substances, tenancies, operating contracts, pending or threatened litigation, or otherwise; instead it is agreed that BUYER is buying the subject premises "as is" as to any agreed or all of such matters.

      8. Expenses: SELLER shall be responsible for the cost of one half of any escrow service fee charged by the designated title company for closing; SELLER'S own attorney's fees; proratable expenses attendant to the satisfying of any liens upon the subject premises or the perfection of title with respect thereto; the grantor's tax; and any other incidental expenses customarily borne by sellers of real estate in the County of Stafford, Virginia not otherwise herein specifically provided for herein. BUYER shall be responsible for the cost of the owner's title policy; the cost of the preliminary title report; the cost of the survey; one-half of any escrow service fee charged by the designated title company for closing; BUYER'S own attorney's fees; proratable items chargeable to BUYER at closing; all recording fees; and any other incidental expenses customarily borne by purchasers of real estate in the County of Stafford, Virginia not otherwise herein specifically provided for herein.

      9. Time is of the essence of this contract and of all the terms and conditions hereof.

      10. Settlement shall be made and deed delivered at the offices of Stewart Title and Escrow, Inc., 10505 Judicial Drive, Fairfax, Virginia, 22030 (the "Title Company") on or before the close of business of the business day nearest to the 30th day of November, 1997 or at such other time or place as may be hereafter mutually agreed upon. Possession shall be given to BUYER upon such closing.

      11. The covenants and agreements herein contained shall extend to and obligatory upon the heirs, executors, administrators, successors and/or assigns of the parties hereto.


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      12.   If this sales transaction should fail to close because of failure to perform on the part of the BUYER (other than if BUYER elects to effect a Window Period rescission and termination of this contract pursuant to Clause 7 (Window Period), SELLER may at its option, declare this contract null and void and be entitled as its sole remedy to retain the Earnest Money Deposit hereunder made as liquidated damages. If this sale should fail to close because of SELLER'S non-performance (other than if SELLER is unable to deliver insurable title as called for hereunder), BUYER shall be entitled to specific performance, damages, and/or other appropriate remedies at law or in equity. If this sale should fail because BUYER elects to effect a Window Period rescission and termination of this contract pursuant to Clause 7 (Window Period) above, or because SELLER is unable to deliver insurable title as called for hereunder, SELLER shall refund to BUYER its Earnest Money Deposit, and this contract shall rescind and cease effect without further liability of any party hereto.

      13. Nothing herein shall be construed as an offer by SELLER to convey the subject premises. This Offer to Purchase shall become a sales contract between the parties hereto according to all of the terms hereof upon SELLER'S acceptance of same within 10 days from the date hereof; otherwise, the same shall be deemed automatically withdrawn, null and void.

      14. BUYER and SELLER agree that notices to BUYER will be sent to Catherine Valentine, Esq., General Counsel, INTUIT Inc., 1840 Embarcadero Road, Palo Alto, California 94303 and Bill Davidson, INTUIT Inc., 100 Juliad Court, Fredericksburg, Virginia 22406. Notices to SELLER will be sent to Steven P. Traynor, Esq., Counsel, General American Live Insurance Company, 700 Market Street, St. Louis, MO 63101 and Gary M. Burris, Field Vice President, Conning Asset Management Company, 44084 Riverside Partway, Suite 150, Leesburg, Virginia 20176-5012. Notices will be effective as follows: (i) three business days after sent by mail; (ii) next business day following overnight courier; and (iii) upon personal delivery.

      15. Casualty. SELLER assumes all risks and liability for damage to or injury occurring to the property by fire, storm, accident, or other casualty or cause until the closing has been consummated. If the property, or any part thereof, suffers any damage in excess of $100,000.00 prior to the closing from fire or other casualty which Seller, at its option, does not elect to repair, Buyer may either at or prior to closing (a) terminate this contract, and receive it earnest money deposit back from escrow or (b) consummate the closing, in which latter event all of SELLER's right, title and interest in and to the proceeds of any insurance



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covering such damage, to the extent the amount of such insurance does not exceed the purchase price, along with the amount of Seller's deductible under its insurance policy, shall be assigned to Buyer at the closing. If the property, or any part thereof, suffers any damage equal to or less than $100,000 prior to the closing, Buyer agrees that it will consummate the closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller's deductible under its insurance policy, and there shall be no reduction in the purchase price.

     16. Attorneys' Fees. In the event it becomes necessary for wither party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages provided for herein, reasonable attorneys' fees incurred in such suit.

Herewith offered by BUYER as the 30th day of September, 1997.

                                   BUYER: INTUIT Inc., a Delaware corporation

                                   BY: /s/   [SIG]
                                       --------------------------------------

                                   BY:
                                       --------------------------------------

Herewith accepted by SELLER as the ____ day of _________, 19___.


                                   SELLER:

                                   GENERAL AMERICAN LIFE INSURANCE COMPANY

                                   BY:
                                       --------------------------------------
                                                               Vice President








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                                  EXHIBIT "A"

                               Legal Description

County of Stafford Tax Map #44 - 103 G containing approximately 2.1526 Acres, also known as Parcel A Dominion Business Center Phase I (Stafford Industrial
Park)

                                      and

County of Stafford Tax Map #44 - 103 H containing approximately 7.3207 Acres, also known as Parcel C Dominion Business Center Phase I (Stafford Industrial
Park)

Total Acreage: 9.4733 Acres








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                                  EXHIBIT "B"

                                Escrow Agreement



                             S E E  A T T A C H E D











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                                ESCROW AGREEMENT

     THIS AGREEMENT is made this ____ day of __________, 1997, among ___________ (the "Seller"), ________________________________________________________________
(the "Buyer"), and STEWART TITLE AND ESCROW, INC., (the "Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, the Seller and the Buyer entered into a certain Sale Agreement dated __________ (the "Sale Agreement") for the sale of certain real estate located in ____________ County, Virginia, known as: ________________________
_______________________________________________ (the "Property"), and

     WHEREAS, the Sale Agreement calls for Buyer to place an earnest money deposit (as defined in the Sale Agreement) with a third party Escrow Agent to be held pursuant to the terms of such Sale Agreement until such time and for such periods of time as set forth in said Sale Agreement; and

     WHEREAS, Stewart Title and Escrow, Inc. has agreed to serve as Escrow Agent pursuant to said Sale Agreement and in accordance with the terms of this Escrow Agreement;

     NOW, THEREFORE, the parties agree as follows:

1. DEPOSIT OF FUNDS. The Escrow Agent acknowledges receipt of the sum of $________ representing the deposit from the Buyer pursuant to the terms of the Sale Agreement. The Escrow Agent agrees to cause such funds to be invested in an interest bearing account with interest on such funds payable to the Buyer, unless specified otherwise in the Sale Agreement. Any interest-bearing account or certificate of deposit representing the investment of said funds will be held by and in the name of the Escrow Agent pursuant to the terms of this Agreement.

2. Interest earned on the deposit as stated above will be reported to the Internal Revenue Service using the following taxpayer identification number:
__________ which is the taxpayer identification number for the following entity: _______________. A 1099 form will be forwarded to that entity at the address stated herein annually as is customary for such escrow accounts.

3. A fully executed copy of the Sale Agreement is attached hereto as Exhibit "A" and made a part hereof. The deposit will be held pursuant to the terms of said Sale Agreement, and the actions and duties of Escrow Agent are as set forth therein.

4. Should any dispute arise under this Escrow Agreement, then the Escrow Agent may interplead the funds held into court. Any costs and reasonable attorney's fees for interpleading such funds into court by the Escrow Agent will be borne by the Seller



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and/or Buyer as the court directs and orders.

5. LIMITATIONS OF LIABILITY. The foregoing instructions are subject to the following provisions which are expressly approved by the Buyer and the Seller:

     5.1 DEPOSITORY DUTY. The Escrow Agent will be liable as a depository only and will not be responsible for the sufficiency or accuracy of the form, execution or validity of any document delivered to the Escrow Agent hereunder or any authority or rights of the persons executing or delivering or purporting to execute or deliver any such document. The Escrow Agent's duties hereunder are limited to the safekeeping of the escrow money deposit and the delivery of the same in accordance with this Agreement.

     5.2 STANDARD OF CARE. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's willful misconduct or gross negligence.

     5.3 RELIANCE. The Escrow Agent will not be liable for collection items until the proceeds of the same in actual cash have been received by the Escrow Agent. The Escrow Agent is authorized to rely or any document believed by the Escrow Agent to be authentic in making any delivery of funds hereunder. The Escrow Agent will in no way be responsible or have any duty to notify any person interested in the escrow money deposit of any maturity under the terms of this Agreement or any document deposited herewith or described herein.

     5.4 TERMINATION. The Escrow Agent will have the right to terminate its duty as Escrow Agent under this Agreement by written notice of termination to all parties to this Escrow Agreement and delivery of the escrowed funds to a Substitute Escrow Agent as chosen by both Seller and Buyer hereunder. Such delivery will relieve the Escrow Agent from any further performance and liability with respect to this Agreement. Any modification of the terms of this Agreement may be made at any time by the Buyer and the Seller, provided that the same is reduced in writing, delivered to and accepted by the Escrow Agent.

     5.5 SOLE AGREEMENT. This Agreement is the only agreement binding on the Escrow Agent relating to the escrowed funds and the Escrow Agent may rely absolutely hereon to the exclusion of any and all other agreements between the Buyer and the Seller.

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6.   MISCELLANEOUS. It is further agreed as follows:

     6.1 NOTICES. All notices given hereunder will be in writing and served by regular first-class mail, postage prepaid, to the parties at the following addresses:

The Seller: ___________________________________________________________________

_______________________________________________________________________________

The Buyer: ____________________________________________________________________

_______________________________________________________________________________

The Escrow Agent: Stewart Title and Escrow, Inc., 10505 Judicial Drive, #300, Fairfax, Virginia 22030, Attn: Lisa Overton.

     6.2 ASSIGNMENT. None of the rights of the Seller or the Buyer hereunder may be assigned voluntarily or by operation of law. Any such assignment by any party without the prior written approval of the other parties to this Agreement will be null and void ab initio.

     6.3 BINDING EFFECT. This Agreement will be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered the date first above written.




                                        Seller:

                                        _____________________________________


                                        Buyer:

                                        _____________________________________





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     Receipt of these instructions and the deposit described therein is acknowledged and accepted this _____ day of _____________, 1997.





                                        STEWART TITLE AND ESCROW, INC.
                                          (the "Escrow Agent")



                                        By: ___________________________________
                                            Its:








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                                 FIRST ADDENDUM

(To Offer to Purchase Real Estate between General American Life Insurance Company as Seller, and Intuit Inc., as Buyer, relating to the property known as Dominion Business Center located at 110 Juliad Court, Stafford County, Virginia)

Notwithstanding any provision contained in the Offer to Purchase Real Estate (the "Contract") to which this First Addendum is attached, the Contract is amended as follows:

     1. Settlement shall be made and deed delivered on or before the close of business on the business day nearest to the 15th day of December, 1997.

     2. Buyer shall pay to Seller all rent due for the month of December 1997, in accordance with the terms of a lease between Seller and Buyer dated June 23, 1997 (the "December Rent"). Buyer and Seller hereby agree that Buyer shall receive a credit against the purchase price at closing for the amount of the December Rent paid by Buyer to Seller.

     3. In the event of any conflict or inconsistency between any provisions in this First Addendum and in the Offer to Purchase Real Estate, the terms and provisions in this First Addendum shall prevail and be controlling.

                         SELLER:
                         GENERAL AMERICAN LIFE INSURANCE
                         COMPANY


Date: 11/26/97           By: [SIG]
     ---------------       ----------------------------------------
                           Vice President/Authorized Representative

                         BUYER:
                         INTUIT INC.


Date: 12/5/97            By: /s/ GREG J. SANTORA
     ---------------        ------------------------------------------

                         Title: Greg J. Santora, Vice President of
                               ---------------------------------------
                               Finance and Corporate Services and CFO




LCG: 1865add.doc/sales